Exhibit 3.23

DELL AUCTION LP L.L.C.

CERTIFICATE OF FORMATION

This Certificate of Formation of Dell Auction LP L.L.C. (the “Company”) is being executed and filed by the undersigned to form a limited liability company under the Delaware Limited Liability Company Act.

1.	The name of the limited liability company formed hereby is “Dell Auction LP L.L.C.”

2.

The address of the registered office of the Company in the State of Delaware and County of New Castle is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent for service of process on the Company at such registered office is Corporation Service Company.

In witness whereof, the undersigned has executed this Certificate of Formation by and through its duly authorized officer on June 18, 2003.

DELL AUCTION CORPORATION

By:	/s/ THOMAS H. WELCH, JR.
Thomas H. Welch, Jr.
Vice President and Assistant Secretary

DELL AUCTION LP L.L.C.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

This Certificate Amendment to the Certificate of Formation of Dell Auction LP L.L.C. (the “Company”) was duly executed and is being filed by Dell Federal Systems Corporation, a Delaware corporation, as sole member, in accordance with Section 18-202 of the Delaware Limited Liability Company Act.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the company is Dell Auction LP L.L.C.

SECOND: Article First of the Certificate of Formation is hereby amended to read in its entirety as follows

“1. The name of the limited liability company formed hereby is “Dell Federal Systems LP L.L.C.”

In witness whereof, the undersigned has executed this Certificate of Amendment to Certificate of Formation by and through its duly authorized officer on April 23, 2004.

DELL FEDERAL SYSTEMS CORPORATION

By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.,
Vice President and Secretary